CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to the Registration Statement No. 2-66906 on Form N-1A of our report dated July 25, 2005 relating to the financial statements and financial highlights of John Hancock High Yield Fund appearing in the corresponding Annual Report on Form N-CSR of John Hancock High Yield Fund for the year ended May 31, 2005 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 24, 2007